Exhibit 10.1

EXCLUSIVE CONTRACT MANUFACTURING AGREEMENT
US, MEXCIO AND CANADA

This CONTRACT MANUFACTURING AGREEMENT (“Agreement”), effective the 11th day of January 2023, between Arcimoto, Inc. an Oregon corporation having its principal place of business at 2034 West 2nd Avenue, Eugene, Oregon 97402 (“Arcimoto”) and Ellectramobilys, a french corporation, having its principal place of business at 2 rue Henri Matisse, 62100 Calais, France (“CUSTOMER”). The parties, intending to be legally bound, mutually agree as follows:

1. TERM OF AGREEMENT

a. This Agreement shall become effective as of the date stated above (the “Effective Date”) and, unless sooner terminated as provided herein, shall remain in full force and effect for an initial term of two (2) years following such effective date. Unless terminated as provided in this agreement, after the expiration of the initial term, this agreement shall automatically renew for successive terms of one year.

b. Either party may terminate this Agreement upon 90 days (90) days’ prior written notice to the other party as more fully set forth in Section 13 below; provided, however, that no such termination shall be effective earlier than the end of the initial term of this Agreement. The termination of this Agreement shall not affect the obligations of either party to the other party pursuant to any Order (as hereinafter defined) previously executed hereunder, and the terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement had not been terminated.

2. SCOPE OF AGREEMENT

a. This Agreement anticipates that CUSTOMER will place Orders with ARCIMOTO for ARCIMOTO to build Muses GEN1 300. No terms or conditions other than those stated herein and in ARCIMOTO’s Order Acknowledgement Form; and no agreement or understanding, oral or written, in any way purporting to modify these terms or conditions, whether contained in CUSTOMER’s purchase order or shipping release forms or elsewhere, shall be binding on ARCIMOTO unless hereafter made in writing and signed by an authorized representative of ARCIMOTO.

b. Notwithstanding any other provision of this Agreement or of any other contract between the parties to the contrary, the provisions of this Agreement shall apply to all contracts entered into between ARCIMOTO and CUSTOMER during the term of this Agreement with respect to the Products which are the subject of this Agreement unless the parties expressly agree by written modification to this Agreement, signed by the person who executed this Agreement or their respective successors, that the provisions of this Agreement shall not apply.

c. Subject to the provisions of this Agreement, ARCIMOTO shall provide to CUSTOMER such of the Products described in Attachment A which is to be included in the next agreement, which is, as CUSTOMER may from time-to-time order. CUSTOMER’s technical specifications (including drawings) relating to such Products are listed in Attachment A, all hereinafter referred to as “the Specifications.”

3. ORDERS

a. The term “Order” shall mean each purchase order that CUSTOMER may deliver to ARCIMOTO for the purchase of Products or capital equipment.

b. All Orders for Products in the United States of America, Mexico and Canada will be directed through Arcimoto as an exclusive Contract Manufacturing Agreement for Muses GEN1 300 product

c. Each Order for Products shall set forth the quantity, description and price(s) of the Products being ordered, that the address for delivery of Products is ARCIMOTO’s factory, required performance date(s), and the address to which ARCIMOTO’s invoice shall be sent, and shall reference this Agreement.

d. ARCIMOTO’s acknowledgment shall be deemed to be acceptance of such Order upon the terms contained in ARCIMOTO’s Acknowledgment and Form in accordance with the provisions of this Agreement.

4. FORECASTS

CUSTOMER will issue a rolling, fifty two (52) week forecast by the 30th working day of each month as well as a preview of the next sixteen (16) week projected requirements, setting forth its requirements. ARCIMOTO is authorized to make purchases of raw materials and commence the manufacture of Products based on the forecasted volumes. CUSTOMER shall be liable for raw materials purchased by ARCIMOTO to support CUSTOMER’s forecast.

5. RISK OF LOSS

Unless otherwise specifically agreed to in writing by ARCIMOTO, all sales made hereunder shall be Ex Works ARCIMOTO’s factory and title to Products priced Ex Works ARCIMOTO’s factory shall pass to CUSTOMER upon delivery at such shipping point.

6. PRICE

Attachment B is to be established in the follow up agreement. Attachment B will contain per unit pricing for each Product based on the volumes set forth in said Attachment B. All pricing is based on achieving minimum volumes on a Quarterly basis as set forth in Attachment B. At the end of each Quarter, ARCIMOTO will verify the quantity of Product shipped and will calculate any price adjustment required in the event of a quantity shortfall related to minimum volumes. All prices are based on shipments made Ex Works ARCIMOTO’s factory. Unless specifically included in the price quotation, such quotation will not include supplying pre-production or evaluation samples or supplying test data of any kind.

7. PAYMENT

Payment terms are net thirty (30) days. A one percent (1%) service charge will be added for every month or part of a month that the amount due remains unpaid after its due date. All Equipment, Tooling and/or Packaging payment terms are net thirty (30) days.

8. DELIVERY

ARCIMOTO shall use its best efforts to make deliveries of Products in the quantities and at the times specified in the Order, as accepted by ARCIMOTO. ARCIMOTO shall not be liable for delays or defaults in deliveries due to causes beyond ARCIMOTO’s control and without its fault or negligence. In the event that the finished product is left at ARCIMOTO’s property after delivery Ex Works, a 1% service charge for each month or partial month shall be assessed, and ARCIMOTO shall not be liable for any damage for items left upon ARCIMOTO property.

9. INSPECTION

CUSTOMER shall be responsible for performing incoming inspection and testing on a statistical basis or as otherwise necessary to monitor the quality of the Products shipped hereunder. CUSTOMER may reject those Products that do not meet specifications or samples supplied pursuant to Section 11 of this Agreement. Provided however, that any such inspection or testing performed by CUSTOMER hereunder must be done within thirty (30) days of the receipt of any shipment included hereunder. CUSTOMER’s failure to perform as specified herein shall result in a waiver of CUSTOMER’s right to rejection.

10. WARRANTY

ARCIMOTO warrants that upon delivery, good title to the Products included hereunder, free and clear of all liens of whatsoever kind or nature, will vest in CUSTOMER and that the Products delivered will conform to the Specifications and be free of defects in material and workmanship for a period of one (1) year from date of delivery. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE UNLESS OTHERWISE SPECIFICALLY STATED IN WRITING BY ARCIMOTO.

11. DAMAGES

ARCIMOTO, at its option, will repair or replace, at the delivery point specified herein, any Product furnished hereunder that is found to be defective or otherwise fails to conform to the terms and conditions included herein or, and at ARCIMOTO’s option, ARCIMOTO will repay the price paid for such Product, plus any transportation charges paid by CUSTOMER in addition to such price. Claims hereunder must be made within one (1) year from date of delivery. Upon receipt of any notice of claim as provided hereunder, ARCIMOTO shall be given a reasonable time within which to investigate CUSTOMER’s claim and to cure all defects. CUSTOMER’s legal remedies with respect to any Products furnished by ARCIMOTO hereunder that are found to be defective or otherwise fail to conform to the terms and conditions included herein, shall be limited exclusively to the right to replacement thereof or to repayment of the price, as provided above. No legal action shall be commenced against ARCIMOTO with respect to the liability of ARCIMOTO hereunder more than one (1) year after the occurrence alleged to give rise to such liability. In no event shall ARCIMOTO be liable to CUSTOMER for consequential, incidental or exemplary damages, including but not limited to, loss of profit or revenue, loss of use of machinery or equipment, downtime costs or claims of CUSTOMER’s customers for damages.

12. INTELLECTUAL PROPERTY

(a) ARCIMOTO shall be deemed to have been granted by CUSTOMER a non-exclusive, royalty-free license during the term of this Agreement to use all of CUSTOMER’s patents, trade secrets and other intellectual property only to the extent required to perform ARCIMOTO’s obligations under this Agreement, and then only while the Agreement is still in effect.

(b) All software that CUSTOMER provides to ARCIMOTO is and shall remain the property of CUSTOMER. ARCIMOTO shall have a license to copy, modify, and use this software but only for the purposes intended under this Agreement and then only while the Agreement is still in effect. All software developed by ARCIMOTO to support the process tooling or otherwise shall be and remain the property of ARCIMOTO, unless paid for by the CUSTOMER as an agreed upon non- recurring engineering (NRE) charge.

(c) CUSTOMER shall indemnify and defend ARCIMOTO for all direct and actual damages recovered from ARCIMOTO by a third person in any legal proceedings for infringement of United States Letters Patent by the Products furnished hereunder, provided that ARCIMOTO notifies CUSTOMER of the claimed infringement and cooperates with CUSTOMER with respect to the defense thereof. In the event Products furnished hereunder are produced under specifications of ARCIMOTO, no liability under this Section shall arise against CUSTOMER.

13. TERMINATION

(a) ARCIMOTO shall have the right to cancel purchase orders of CUSTOMER in the event CUSTOMER fails to comply with the terms of payment specified in this Agreement or in any prior or subsequent purchase order included herein. In the event ARCIMOTO shall have reasonable grounds to doubt, at any time, CUSTOMER’s financial responsibility to perform under this Agreement, ARCIMOTO shall demand, in writing, adequate assurances of performance from CUSTOMER and shall, until such assurances are received from CUSTOMER, suspend its performance under this Agreement. Upon receipt of a justified demand, as provided hereunder, CUSTOMER’s failure to provide adequate assurances of performance, acceptable to ARCIMOTO, within thirty (30) days of the receipt of such notice, shall be considered a repudiation of this Agreement and shall entitle ARCIMOTO to proceed as specified in sub-section (b) of this Section.

(b) Except as otherwise provided herein, this Agreement, or any Order placed pursuant hereto is subject to termination in whole or in part, at the election of CUSTOMER, upon delivering one hundred eighty (180) days advance written notice to ARCIMOTO. Upon receipt of such termination notice, ARCIMOTO shall forthwith discontinue all work and the incurring of any additional expenses relating hereto except as may be directed by CUSTOMER in the termination notice. In such event, CUSTOMER will pay to ARCIMOTO, and ARCIMOTO agrees to accept in full payment: (i) The stipulated price with respect to Products completed in accordance with CUSTOMER’s Orders and forecasts; (ii) ARCIMOTO’s cost and expense, including a reasonable allowance for profit, in connection with the unfinished work and raw materials on hand either acquired for the completion of CUSTOMER’s Orders or based on CUSTOMER’s forecasts; and (iii) Cost or damages of completion or cancellation (as the case may be and at the election of ARCIMOTO) of contracts for raw materials ordered specifically for CUSTOMER’s Orders or based on CUSTOMER’s forecasts, provided that the total payments under (ii) and (iii) shall not exceed the stipulated price with respect to the same Products, if finished, less the estimated cost of finishing work and unprocessed raw materials on hand acquired by ARCIMOTO in accordance with CUSTOMER’s Orders or forecasts. Nothing in this Section shall in any way modify any other provision of these terms and conditions relating to cancellation or termination by CUSTOMER.

14. FORCE MAJEURE:

Neither ARCIMOTO nor CUSTOMER shall be liable to the other for default or delay in delivering or accepting goods hereunder if caused by an Act of God, war, mobilization, riot, strike, embargo, shortage of utility, facility, material or labor, delay in transportation, breakdown or accident, or compliance with or action taken to carry out the extent or purpose of any law or regulation. When only a part of ARCIMOTO’s or CUSTOMER’s capacity to perform is excused under this paragraph, ARCIMOTO or CUSTOMER must allocate production, deliveries, or receipt of deliveries among various customers or suppliers then under contract for similar products during the period when CUSTOMER or ARCIMOTO is unable to perform. The allocation must be effected in a commercially fair and equitable manner. When either ARCIMOTO or CUSTOMER claims an excuse for non-performance under this Section, it must give notice in writing to the other party. When an allocation has been made, notice of the estimated quota made available for CUSTOMER or ARCIMOTO, as the case may be, must be given. Should such inability to perform continue for a period in excess of one hundred eighty (180) days ARCIMOTO shall not be obligated to sell, nor shall CUSTOMER be obligated to purchase, at a later date, that portion of the goods which ARCIMOTO is unable to deliver or CUSTOMER is unable to receive or use because of any of the aforementioned causes beyond the control of the parties.

15. CHANGES:

CUSTOMER may from time-to-time request changes, including but not limited to, changes in drawings, designs, specifications, method of inspection, or other provisions contained herein, by written instruction to ARCIMOTO in a change order notice or letter from CUSTOMER’s Purchasing Department. ARCIMOTO shall determine whether such change causes an increase or decrease in cost or time of performance and thereafter shall notify CUSTOMER’s Purchasing Department in writing within thirty (30) days from the date of receipt of such change order notice, or letter, or within such other time limit as agreed to by CUSTOMER and ARCIMOTO, and a mutually satisfactory adjustment shall be negotiated. The agreed-to adjustment shall be incorporated as part of this Agreement by means of a written change order notice from CUSTOMER’s Purchasing Department. In the event that the requested change order notice is of such a nature and scope as to preclude mutual agreement between CUSTOMER and ARCIMOTO, CUSTOMER or ARCIMOTO may terminate this Agreement. Any termination hereunder shall be considered a termination for the convenience of CUSTOMER and governed by Section 13(b) of this Agreement.

16. SALES AND OTHER TAXES:

The purchase price of the Products does not include sales, use, excise or other taxes. Consequently, in addition to the purchase price specified herein, the amount of any present or future sales, use, excise or other tax applicable to the sale of Products sold hereunder or the use of such Products by CUSTOMER shall be paid by CUSTOMER or, in lieu thereof, CUSTOMER shall furnish ARCIMOTO with a tax exemption certificate acceptable to the appropriate taxing authority.

17. GENERAL

(a) Any clause required to be included in a contract of this type by any applicable law or administrative regulation having the effect of law shall be deemed to be incorporated herein.

(b) All proposals, negotiations, and representations, if any, made prior to and with reference hereto, are merged herein.

(c) Waiver by ARCIMOTO or CUSTOMER of any breach of these provisions shall not be construed as a waiver of any other breach.

18. ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns, if any, of the parties hereto.

19. COMPLIANCE WITH LAWS

(a) CUSTOMER warrants that all Product specifications furnished shall result in manufactured Products that are in compliance with all applicable federal, state and local laws, rules and regulations. Each party represents and warrants that it is an equal opportunity employer. This Agreement is issued with the understanding that, unless specifically exempt from compliance, each party shall comply with Section 202 of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, Section 402 of the Vietnam Era Veterans Readjustment Act of 1974, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act of 1938, and any amendments thereto.

(b) For all regulatory-related purposes, such as certification, testing, and labeling for Federal Motor Vehicle Safety Standards, recall reporting, TREAD Act reporting, consumer protection and any other regulatory regime or regulatory compliance requirements relating to the Products, CUSTOMER shall be deemed to be the manufacturer and shall register and assume all reporting obligations to all applicable authorities as the original equipment manufacturer. CUSTOMER shall indemnify and hold harmless ARCIMOTO for any non-compliance with such regulatory requirements.

20. GOVERNING LAW

This Agreement and each Order placed hereunder shall be construed in accordance with the laws of the State of Oregon. The courts of the State of Oregon shall have exclusive jurisdiction over all controversies which may arise under or in relation to this Agreement, especially with respect to the execution and interpretation of, and compliance with, this Agreement.

21. SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of ARCIMOTO and CUSTOMER shall be construed and enforced accordingly.

22. TOOLING/ NON-RECURRING CHARGES

(a) ARCIMOTO shall provide non-Product specific tooling and equipment at its expense. CUSTOMER shall pay for or obtain and consign to ARCIMOTO any Product specific tooling and equipment and shall prepay other reasonable necessary non-recurring expenses to be set forth in ARCIMTO’s quotation. CUSTOMER consigned property shall be returned to CUSTOMER upon termination of agreement, once ARCIMOTO has been paid in full.

(b) ARCIMOTO will perform normal maintenance on CUSTOMER owned tooling and equipment. CUSTOMER will be responsible for the cost of replacing tooling and equipment due to normal wear and tear and for performing major maintenance or upgrades. If these actions are required, ARCIMOTO will provide a quotation, and will proceed upon receipt of authorization by CUSTOMER.

23. PRODUCT LIABILITY

(a) CUSTOMER agrees to defend, indemnify and hold harmless ARCIMOTO from any claim, action, loss, damage or injury, including death, or costs or expenses (including reasonable attorneys fees) which arises from any alleged defect in design, workmanship, or materials of any Products or the use thereof, and any failure to warn of any foreseeable use, improper use, misuse or defect of any Products. CUSTOMER shall maintain adequate policies of insurance, with limits that may be approved by ARCIMOTO, for product liability (including the manufacturing thereof) and/or contractual liability and shall name ARCIMOTO as an additional insured hereunder.

(b) In the event of any litigation, suit or other proceedings relating to or concerning any Products, ARCIMOTO shall have the right to seek, and have the CUSTOMER pay, for separate counsel for ARCIMOTO. Further, no settlements may be reached in any litigation, suit or other proceedings unless and until ARCIMOTO, through its Chief Executive Officer or General Counsel approves such settlements in writing.

24. NO OTHER LIABILITY

INDEPENDENT OF OR UNDER THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT, IN NO EVENT SHALL ARCIMOTO BE LIABLE TO CUSTOMER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS BY CUSTOMER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE, INTENTIONAL MISCONDUCT OR STRICT LIABILITY), OR OTHERWISE, EVEN IF ARCIMOTO HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE, IT BEING ACKNOWLEDGED BY CUSTOMER THAT THIS LIMITATION OF LIABILITY IS ESSENTIAL CONSIDERATION TO ARCIMOTO FOR ENTERING INTO AND PERFORMANCE OF THIS AGREEMENT.

IF ARCIMOTO SHOULD BE FOUND LIABLE TO CUSTOMER FOR ANY REASON, CUSTOMER AGREES THAT ANY AND ALL RECOVERABLE DAMAGES SHALL IN NO EVENT EXCEED THE AMOUNTS RECEIVED BY ARCIMOTO FROM CUSTOMER FOR THE SPECIFIC PRODUCT RELATING TO SUCH LIABILITY.

25. SURVIVAL OF PROVISIONS

The provisions of this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder shall so survive the completion of performance, cancellation or termination of this Agreement or any Order hereunder.

26. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between ARCIMOTO and CUSTOMER. No modification of any term contained herein shall be binding upon either ARCIMOTO or CUSTOMER respectively unless made in writing and signed by ARCIMOTO’s or CUSTOMER’s authorized representative, as the case may be.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives, as the case may be.

Ellectramobilys SARL	ARCIMOTO, Inc.

11th of January, 2024

Damien Biro	Typed Name:

CEO	Title: